Exhibit 8.1

Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304-1050 O: 650.493.9300 F: 650.493.6811

November 24, 2021

Sonder Holdings Inc.

101 15th Street

San Francisco, CA 94103

Ladies and Gentlemen:

We have acted as counsel to Sonder Holdings Inc., a Delaware corporation (the “Company”), in connection with the transactions contemplated by the Agreement and Plan of Merger, dated as of April 29, 2021, entered into by and among Gores Metropoulos II, Inc., a Delaware corporation (“Parent”), Sunshine Merger Sub II, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of Parent (“Second Merger Sub”), Sunshine Merger Sub I, Inc., a Delaware corporation and a direct-wholly owned subsidiary of Second Merger Sub (“First Merger Sub”), and the Company, as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of October 27, 2021, by and among Parent, Merger Sub I, Merger Sub II and Company (the “Agreement”). Pursuant to the Agreement, First Merger Sub will merge with and into the Company (the “First Merger”) with the Company surviving the Merger, and immediately following the First Merger and as part of the same overall transaction as the First Merger, the Company will merge with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Mergers,” and together with the other transactions contemplated by the Agreement, the “Business Combination”), with Second Merger Sub being the surviving entity of the Second Merger. At your request, and in connection with the filing of the Registration Statement (File No. 333-257726) of the Parent on Form S-4 filed on July 7, 2021 with the Securities and Exchange Commission, as amended or supplemented through the date hereof (the “Registration Statement”), we are rendering our opinion concerning certain U.S. federal income tax matters. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

In providing our opinion, we have examined the Agreement, the Registration Statement, and the other documents described therein and such other documents as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed that (i) the Mergers will be consummated in accordance with the provisions of the Agreement and as described in the Registration Statement (and no transaction or condition described therein and affecting this opinion will be waived by any party), (ii) the statements concerning the Mergers and the parties thereto set forth in the Agreement and in the Registration Statement are true, complete and correct, (iii) the statements and representations made by Parent, First Merger Sub, Second Merger Sub and the Company in their respective officer’s certificates dated as of the date hereof and delivered to us for purposes of this opinion (the “Officer’s Certificates”) are true, complete and correct as of the date hereof and will remain true, complete and correct at all times up to and including the effective time of the Second Merger, (iv) any such statements and representations made in the Officer’s Certificates “to the knowledge of” any person or similarly qualified are and will be true, complete and correct without such qualification, and (v) Parent, First Merger Sub, Second Merger Sub, the Company and their respective subsidiaries will treat the Mergers for U.S. federal income tax purposes in a manner consistent with the opinion set forth below. If any of the above described assumptions is untrue for any reason or if the Merger is consummated in a manner that is different from the manner described in the Agreement and the Registration Statement, our opinion as expressed below may be adversely affected.

Sonder Holdings Inc.

November 24, 2021

Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth herein and in the Registration Statement, we are of the opinion that the statements in the Registration Statement under the heading “Material U.S. Federal Income Tax Considerations of the Mergers to U.S. Holders of Sonder Stock,” insofar as they relate to statements of U.S. federal income tax law and legal conclusions, are accurate in all material respects and that the Mergers, taken together as an integrated transaction, will constitute a single “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

We express no opinion on any issue relating to the tax consequences of the transactions contemplated by the Agreement or the Registration Statement other than the opinion set forth above, and our opinion does not address tax consequences to any holders of shares of Sonder Canada Inc., including Canadian Exchangeable Common Shares and Canadian Exchangeable Preferred Shares, or holders of Company Special Voting Stock. Our opinion is based on current provisions of the Code, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the transaction, or any inaccuracy in the statements, facts, assumptions or representations upon which we have relied, may affect the continuing validity of our opinion as set forth herein. We assume no responsibility to inform the Company of any such change or inaccuracy that may occur or come to our attention.

We are furnishing this opinion in connection with the filing of the Registration Statement, and this opinion is not to be relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati P.C.

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation